Filed pursuant to Rule 433(d)

Registration Statement No. 333-176018-02

FINAL TERM SHEET, dated August 28, 2012

$1,030,778,000

John Deere Owner Trust 2012-B

Issuing Entity

$ 321,000,000	Class A-1	0.26701% Asset Backed Notes
$ 310,000,000	Class A-2	0.43% Asset Backed Notes
$ 300,000,000	Class A-3	0.53% Asset Backed Notes
$ 99,778,000	Class A-4	0.69% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$321,000,000	$310,000,000	$300,000,000	$99,778,000
Per Annum Interest Rate	0.26701%	0.43%	0.53%	0.69%
Final Scheduled Payment Date	September 16, 2013	February 17, 2015	July 15, 2016	January 15, 2019
Initial Public Offering Price	100.00000%	99.99713%	99.99691%	99.96795%
Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning October 15, 2012 (subject to the business day convention)	Monthly, beginning October 15, 2012 (subject to the business day convention)	Monthly, beginning October 15, 2012 (subject to the business day convention)	Monthly, beginning October 15, 2012 (subject to the business day convention)
Weighted Average Life(2)	0.34	1.10	2.20	3.25(3)
CUSIP	47787R AA8	47787R AB6	47787R AC4	47787R AD2

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 18% CPR
(3)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: August 28, 2012.

Expected Settlement Date: September 5, 2012.

Initial Note Value: $1,062,657,975 (discount rate: 4.20%)

Certificate Principal Amount: $31,879,975

Initial Reserve Account Deposit: $10,626,580

Specified Reserve Account Balance: $13,283,225

BofA Merrill Lynch                                                                                                                                                                      Citigroup

                                                             Barclays

                RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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